EXHIBIT 22
                     Resource Recycling Technologies, Inc.

                              List of Subsidiaries

The following is a list of the active subsidiaries of Resource Recycling Technologies, Inc.:



*   RRT Empire Returns Corporation

*   RRT Design & Construction Corp.

*   RRT Land Corp.

*   RRT of New Jersey, Inc.

*   RRT Empire of Mid-Connecticut, Inc.

*   RRT Empire of Monroe County, Inc.

*   RRT of Syracuse, New York, Inc.

*   RRT of Pennsylvania, Inc.

*   RRT of Lake County, Illinois, Inc.

*   RRT of Springfield Massachusetts, Inc.